Exhibit 15.4

KPMG Huazhen LLP 12th Floor, Building A Ping An Finance Centre 280 Minxin Road Shangcheng District Hangzhou 310016 China
Telephone	+86 (571) 2803 8000
Fax	+86 (571) 2803 8111
Internet	kpmg.com/cn

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-285533, No. 333-282217 and No. 333-279108) on Form F-3 and the registration statement (No. 333-279130) on Form S-8 of our report dated April 30, 2025, with respect to the consolidated financial statements of Lotus Technology Inc.

/s/ KPMG Huazhen LLP

Hangzhou, China

April 28, 2026

KPMG Huazhen LLP, a People’s Republic of China
partnership and a member firm of the KPMG global
organisation of independent member firms affiliated with
KPMG International Limited,